EXHIBIT 23.2




                     CONSENT OF INDEPENDENT ACCOUNTANTS
                     ----------------------------------




We hereby consent to the use in the Prospectus constituting part of this Amendment No. 3 to Registration Statement on Form SB-2 of our report dated November 8, 1996 relating to the financial statements of Gentle Dental Service Corporation, our report dated September 17, 1996 relating to the financial statements of Scott Campbell, DDS, P.S., and our report dated September 17, 1996 relating to the financial statements of Peter A. Vermeulen, D.D.S., P.S., which reports appear in such Prospectus. We also consent to the references to us under the heading "Experts" in such Prospectus.


Price Waterhouse LLP
Portland, Oregon
February 10, 1997